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               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                                Nine
                                                                                                               Months
                                                                                                                Ended
                                                                Year Ended 30 September                        30 June
                                                1992          1993         1994        1995         1996         1997
                                                ----          ----         ----        ----         ----         ----
EARNINGS:                                                              (Millions of dollars)
Income before extraordinary item and
   the cumulative effect of accounting
   changes:                                   $  277.0     $  200.9     $  233.5     $  368.2     $  416.4     $  321.9
Add (deduct):
   Provision for income taxes                    130.8        103.0         95.2        186.2        195.5        153.7
   Fixed charges, excluding capitalized
     interest                                    133.4        127.3        127.1        148.8        184.0        177.5
   Capitalized interest amortized during
     the period                                    7.5          7.7          8.0          9.1          9.4          6.0
   Undistributed earnings of less-than-
     fifty-percent-owned affiliates              (12.5)        (8.1)        (2.8)       (25.4)       (40.6)       (22.7)
                                              --------     --------     --------     --------     --------     --------
     Earnings, as adjusted                    $  536.2     $  430.8     $  461.0     $  686.9     $  764.7     $  636.4
                                              ========     ========     ========     ========     ========     ========

FIXED CHARGES:
Interest on indebtedness, including
   capital lease obligations                  $  125.1     $  118.6     $  118.2     $  139.4     $  171.7     $  165.6
Capitalized interest                               4.1          6.3          9.7         18.5         20.0         15.9
Amortization of debt discount
   premium and expense                              .8           .7           .8           .2          1.5          1.3
Portion of rents under operating leases
   representative of the interest factor           7.5          8.0          8.1          9.2         10.8         10.6
                                              --------     --------     --------     --------     --------     --------
     Fixed charges                            $  137.5     $  133.6     $  136.8     $  167.3     $  204.0     $  193.4
                                              ========     ========     ========     ========     ========     ========
RATIO OF EARNINGS TO FIXED CHARGES:                3.9          3.2          3.4          4.1          3.7          3.3
                                              ========     ========     ========     ========     ========     ========
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